Exhibit 10a


                              April 20, 2000


Mr. Richard Block
Chief Executive Officer
IMPAC Group, Inc.
1776 Broadway
New York, NY  10019

Dear Richard:

I am very pleased that we have made such important progress in defining our leadership strategies for the combination of the consumer packaging businesses of IMPAC Group, Inc. ("IMPAC") and Westvaco, and equally excited about the opportunities before us. I am now writing to formalize our prior proposal to you. If you agree to accept this offer by signing below, this letter will modify the Employment, Non-Competition and Stock Repurchase Agreement between you and IMPAC dated as of March 12, 1998, as amended January 13, 1999 (your "Agreement").

As we have discussed, following the acquisition, you will report directly to the Chief Executive Officer of Westvaco (the "CEO"), and your responsibilities will be to work with the CEO to define the global strategy and operating structure of the Consumer Packaging Group and to manage to achieve the leadership position in global markets for entertainment, pharmaceuticals, personal care, cosmetics, tobacco and specialty foods packaging.

To provide you with an incentive to remain with IMPAC and Westvaco following the acquisition, and to compensate you for waiving your severance rights under your Agreement as provided below, we are offering you a special incentive bonus equal to $318,750, plus the amount that you agree to invest in Westvaco stock by within six months of the acquisition, up to a maximum of an additional $212,500, for a total maximum of $531,250. This bonus will become vested in three installments: 25% on each of the first and second anniversaries of the acquisition, and 50% on the third anniversary of the acquisition, in each case if you are still employed by Westvaco or any of its subsidiaries on the payment date. In addition, if you are terminated without "Cause," or if there is a change of control of Westvaco, as defined in Westvaco's Significant Change Severance Plan, the bonus will be fully vested immediately.

The special incentive bonus will be paid as and when it vests, unless you elect to defer payment on a pre-tax basis under a deferral program, to be paid out on a pre-set date in the future, or upon your termination of employment. We will provide you with more information on this opportunity shortly.

Your salary following the acquisition will be not less than $425,000 per year. Any future increases will be in the discretion of the Compensation Committee of Westvaco's Board of Directors, which determines salaries for all senior executives of Westvaco.

For the year 2000, you will continue to be covered by IMPAC's current annual bonus plan. Beginning January 1, 2001, you will participate in Westvaco's annual bonus plan, with a target bonus opportunity of $250,000. Your actual bonus will be based 75% on the achievement of stated business goals and effective integration of the Consumer Packaging Group, and 25% on Westvaco's performance and success in meeting objectives.

Every year, you will be eligible for stock options under Westvaco's Stock Incentive Plan. The next award of options by the Compensation Committee will take place in November 2000.

Initially, IMPAC's current employee benefits and executive fringe benefits will continue, with a subsequent transition to Westvaco's plans (including retirement and 401(k) plans). Your annual vacation entitlement will be not less than the amount specified in your Agreement.

Following the acquisition, Section 5 of your Agreement shall cease to have any effect, and you will be covered exclusively by the executive severance policy of Westvaco on the same terms and conditions as your peer executives. In addition, as we have discussed, you will be offered a Westvaco change of control agreement.

The confidentiality covenants in your Agreement will continue to apply. You agree that following the acquisition, (1) the noncompetition covenant will cover, in addition to the businesses currently covered, any other businesses of Westvaco and its subsidiaries in which you work after the acquisition, (2) the confidentiality and nonsolicitation covenants will cover confidential information, employees, customers, suppliers, etc. of Westvaco and its subsidiaries as well as of IMPAC and its subsidiaries, and (3) the "Restricted Period" (that is, the period during which the noncompetition and nonsolicitation covenants apply) will be for two years following any termination of your employment.

If the above proposal meets with your approval, please indicate your acceptance by signing the enclosed duplicate copy of this letter, have it signed on behalf of IMPAC, and return it to Wendell L. Willkie, II, Senior Vice President and General Counsel of Westvaco.

                              Very truly yours,



                              John A. Luke, Jr.
                              Chairman, President and CEO



Agreed to and accepted:

_____________________________
Richard Block

Dated: 4/20/00 _______________________


Agreed to for IMPAC:

David Unerwood____
Name:
Title:

Date:_4/22/00_________________